Exhibit 99(a)
FOR IMMEDIATE RELEASE

Wednesday, August 20, 2003


HURCO REPORTS THIRD QUARTER 2003 RESULTS
INDIANAPOLIS, INDIANA, -- August 20, 2003 -- Hurco Companies, Inc. (Nasdaq:HURC) today announced that, for its third fiscal quarter, which ended July 31, 2003, the Company recorded a profit of $331,000, or $.06 per share, compared to a loss of $651,000, or $.12 per share, for the corresponding period a year ago. For the first nine months of fiscal 2003, the Company recorded a loss of $112,000, or $.02 per share, compared to a loss of $6,503,000, or $1.16 per share, for the corresponding 2002 period.

         Sales and service fees for the third fiscal quarter were $18,354,000, slightly higher than the $18,204,000 recorded in the corresponding 2002 period. Sales and service fees reported in U.S. dollars benefited from significantly stronger European currencies, when translating foreign sales for financial reporting purposes. When measured at constant exchange rates, sales and service fees decreased $1,485,000, or 8.2%, from the prior year period, due primarily to reduced shipments in Europe. For the first nine months of fiscal 2003, sales and service fees were $51,760,000, slightly better than the $51,719,000 recorded a year ago. When measured at constant exchange rates, sales and service fees for the nine months declined approximately $4,800,000, or 9.3%, from the 2002 period, due to reduced shipments in Europe.

         New order bookings were $18,909,000, an increase of 7.3% from the $17,629,000 recorded in the third quarter of fiscal 2002. Backlog was $7,280,000 at July 31, 2003, compared to $6,760,000 at April 30, 2003, and $5,316,000 at
October 31, 2002.

         Gross margins increased to 27.6% from 24.1% in the comparable prior year period. Selling, general and administrative expenses were $4,332,000, a reduction of $340,000, or 7.3%, from the third quarter of fiscal 2002.

         Total debt was $10,334,000 at July 31, 2003, as compared to $8,516,000 at April 30, 2003, and constituted 27% of total capitalization. As of July 31, 2003, the Company had unutilized credit facilities of $4,921,000 available for direct borrowing or commercial letters of credit.

         Michael Doar, Chief Executive Officer stated, "We continue to be encouraged by earning a small profit in the third quarter. We see evidence of the start of an economic recovery in the U.S., but we believe it will take several more quarters before we see a significant improvement in machine tool orders. As the U.S. orders begin to improve, we believe our European orders will also improve, although not as quickly as in the U.S.

         While we are pleased to post two consecutive profitable quarters, we are not satisfied that year to date we are still showing a loss. We believe a major reason that we have been profitable the last two quarters is our on-going focus on reducing operating expenses. Operating expenses year to date are $1,098,000 less than for the same three quarters last year. We will continue to look for ways to reduce expenses."

         Hurco Companies, Inc. is an industrial technology company that designs and produces interactive computer controls, software and computerized machine tools for the worldwide metal cutting and metal forming industry. The end market for the Company's products consists primarily of independent job shops and short-run manufacturing operations within large corporations in industries such as the aerospace, defense, medical equipment, energy, transportation and computer equipment. The Company is based in Indianapolis, Indiana, and has sales, application engineering and service subsidiaries in High Wycombe, England; Munich, Germany; Paris, France; Milan, Italy; Shanghai, China and Singapore, along with manufacturing operations in Taiwan. Products are sold primarily through independent agents and distributors in the United States, Europe and Asia. The Company also has direct sales forces in the United Kingdom, Germany, France, Italy, and Asia.
Web Site:  www.hurco.com

This news release contains forward looking statements which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, changes in general economic and business conditions that affect demand for computerized machine systems, computer numerical control systems and software products, changes in manufacturing markets, innovations by competitors, quality and delivery performance by our contract manufacturers and governmental actions and initiatives including import and export restrictions and tariffs.

                      Hurco Companies, Inc.
         CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
              (In thousands, except per-share data)

                                                                    Three Months Ended               Nine Months Ended
                                                                        July 31,                          July 31,
                                                                     2003           2002             2003           2002
                                                                        (unaudited)                     (unaudited)

Sales and service fees                                               $ 18,354       $ 18,204         $ 51,760       $ 51,719

Cost of sales and service                                              13,280         13,823           37,564         40,369

Cost of sales - restructuring                                               -              -                -          1,083
                                                                     ---------      ---------        ---------      ---------
Gross profit                                                            5,074          4,381           14,196         10,267

Selling, general and administrative expenses                            4,332          4,672           13,323         14,421

Restructuring expense (credit) and other                                    -              -                -          1,751
                                                                     ---------      ---------        ---------      ---------
Operating income (loss)                                                   742           (291)             873         (5,905)

License fee income, net                                                     -              -                -            163

Interest expense                                                          167            159              476            469

Other income (expense), net                                               (43)           (47)               5            (10)
                                                                     ---------      ---------        ---------      ---------
Income (loss) before taxes                                                532           (497)             402         (6,221)

Provision for income taxes                                                201            154              514            282
                                                                     ---------      ---------        ---------      ---------
Net income (loss)                                                       $ 331         $ (651)          $ (112)      $ (6,503)
                                                                     =========      =========        =========      =========
Earnings (loss) per common share
Basic                                                                  $ 0.06        $ (0.12)         $ (0.02)       $ (1.16)
                                                                     =========      =========        =========      =========
Diluted                                                                $ 0.06        $ (0.12)         $ (0.02)       $ (1.16)
                                                                     =========      =========        =========      =========
Weighted average common shares outstanding

Basic                                                                   5,583          5,583            5,583          5,583
                                                                     =========      =========        =========      =========
Diluted                                                                 5,630          5,583            5,583          5,583
                                                                     =========      =========        =========      =========

OTHER CONSOLIDATED FINANCIAL DATA                                       Three Months Ended              Nine Months Ended
                                                                              July 31,                      July 31,

Operating Data:                                                         2003           2002             2003           2002
                                                                           (unaudited)                     (unaudited)

Gross margin, excluding restructuring charges                           27.6%          24.1%            27.4%          21.9%

SG&A expense as a percentage of sales                                   23.6%          25.7%            25.7%          27.9%

Operating income (loss) as a percentage of sales                         4.0%          -1.6%             1.7%         -11.4%

Pre-tax income (loss) as a percentage of sales                           2.9%          -2.7%             0.8%         -12.0%

Depreciation                                                              358            485            1,073          1,475

Capital expenditures                                                      338            612              835          1,513

Balance Sheet Data:                                                  7/31/2003      7/31/2002

Working capital (excluding short term debt)                           $23,448       $22,476

Days sales outstanding                                                     45             51

Inventory turns                                                           1.9            2.4

Net assets per $ of revenue (trailing twelve months)

Working capital, net                                                   $ 0.33         $ 0.27

All other                                                                0.21           0.23
                                                                      -------        -------
Total                                                                  $ 0.54         $ 0.50
                                                                      =======        =======

                         Hurco Companies, Inc.
                  CONDENSED CONSOLIDATED BALANCE SHEET
                 (In thousands, except per-share data)
                                                                         July 31, 2003    October 31, 2002
                                                                          (unaudited)      (audited)
ASSETS
Current assets:
Cash and cash equivalents                                                     $ 3,227         $ 4,358
Cash - restricted                                                                 521               -
Accounts receivable                                                            11,545          13,425
Inventories                                                                    26,018          22,548
Other                                                                           1,851           1,204
                                                                              -------         -------
Total current assets                                                           43,162          41,535
Property and equipment:
Land                                                                              761             761
Building                                                                        7,221           7,203
Machinery and equipment                                                        10,469          10,144
Leasehold improvements                                                            503             396
                                                                              -------         -------
                                                                               18,954          18,504
Less accumulated depreciation and amortization                                (10,494)         (9,696)
                                                                              -------         -------
                                                                                8,460           8,808
Software development costs, less amortization                                   1,787           1,604
Investments and other assets                                                    5,071           5,205
                                                                              -------         -------
                                                                             $ 58,480        $ 57,152
                                                                              =======         =======
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable                                                             $ 11,318         $ 9,856
Accrued expenses                                                                8,396          10,016
Bank debt - current                                                             4,673               -
Current portion of long-term debt                                                 981           1,313
                                                                              -------         -------
Total current liabilities                                                      25,368          21,185

Non-current liabilities:
Long-term debt                                                                  4,680           7,572
Deferred credits and other obligations                                            446             378
                                                                              -------         -------
Total liabilities                                                              30,494          29,135

Shareholders' equity:
Preferred stock:  no par value per share; 1,000,000 shares
authorized; no shares issued                                                        -               -
Common stock:  no par value; $.10 stated value per share;
12,500,000 shares authorized; and 5,583,158 and
5,583,158 shares issued, respectively                                             558             558
Additional paid-in capital                                                     44,717          44,717
Accumulated deficit                                                           (10,285)        (10,173)
Accumulated other comprehensive income                                         (7,004)         (7,085)
                                                                              -------         -------
Total shareholders' equity                                                     27,986          28,017
                                                                              -------         -------
                                                                             $ 58,480        $ 57,152
                                                                              =======         =======